UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 8, 2014

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey	07073
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Kid Brands, Inc. (the “Company”), specified domestic subsidiaries of the Company consisting of Kids Line, LLC, Sassy, Inc., I&J Holdco, Inc., CoCaLo, Inc. and RB Trademark Holdco, LLC (collectively with the Company, the “Borrowers”), Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent (the “Agent”), and the lenders party thereto from time to time (the “Lenders”), entered into a Credit Agreement as of December 21, 2012 (as amended from time to time, the “Credit Agreement”). On April 8, 2014, the Borrowers, the Agent and the Lenders executed a Waiver and Fourth Amendment to Credit Agreement (the “Amendment”), described below.

Prior to the execution of the Amendment, the Company was not in compliance with the financial covenant pertaining to availability under the Credit Agreement for the month ended February 28, 2014, the financial covenants pertaining to availability and gross sales for the month ended March 31, 2014, or the covenant requiring the delivery of annual financial statements within 90 days of the end of 2013, accompanied by a report and opinion of its auditors without a going concern or other qualification or exception. In addition, trading of the Company’s common stock on the New York Stock Exchange was suspended as of March 31, 2014. The Company also anticipated that it may not be in compliance with both financial covenants for the month ended April 30, 2014. All of the foregoing, in addition to the Going Concern Events (as defined below), constituted (or may constitute) events of default under the Credit Agreement (collectively, the “Existing Events of Default”). The Company also anticipated that it would determine and disclose in its financial statements for 2013 that there is substantial doubt about its ability to continue as a going concern, and that a related explanatory paragraph would be included in the report and opinion of the Company’s auditors for 2013 (the “Going Concern Events”). The Going Concern Events may also violate specified provisions of the Credit Agreement, and result in a failure of the conditions to lending thereunder.

The Amendment waived the Existing Events of Default, and any event of default or failure of any condition to lending arising from the violation of specified provisions of the Credit Agreement resulting from the Going Concern Events or the failure of the Borrowers to make a payment under a material license and receipt of a related notice of breach (which breach has been cured). In addition, among other things, compliance with each of the availability and gross sales financial covenants is suspended until the month ending August 31, 2014, and the Amendment potentially facilitates an additional ability to borrow by reducing the availability block by $0.5 million (i.e., $3.5 million, instead of $4.0 million, will be subtracted from amounts otherwise available for borrowing to compute availability) for a period of four months, and increasing the permitted transit period for in-transit inventory (thereby increasing the amount of eligible inventory used to calculate availability) for a period of four months. In consideration of the foregoing, among other things, the Company is subject to a new monthly collateral coverage ratio (the value, as defined in the Amendment, of eligible inventory, intellectual property and trade receivables to total outstandings under the Credit Agreement) of 1.0:1.0, interest rate margins applicable to both revolver tranches under the Credit Agreement were increased by 2.0% per annum, and the Agent was granted specified Company Board of Director’s observation and participation rights (in a non-voting capacity).

Section 2 - Financial Information

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Information required under this item (pertaining to an increase in the interest rate margin applicable to both revolver tranches under the Credit Agreement) can be found in the disclosure under Item 1.01 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2014	KID BRANDS, INC.

	By:	/s/ Jodie Simon Friedman
Jodie Simon Friedman Vice President, General Counsel and Secretary